As filed with the Securities and Exchange Commission on April 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EDESA BIOTECH, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Spy Court

Markham, Ontario, Canada L3R 5H6

Telephone: (289) 800-9600

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Kathi Niffenegger

Chief Financial Officer

100 Spy Court

Markham, Ontario, Canada L3R 5H6

Telephone: (289) 800-9600

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Steven M. Skolnick, Esq.

Michael J. Lerner, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 11, 2022

PRELIMINARY PROSPECTUS

2,739,727 common shares

Issuable upon Exercise of Outstanding Warrants

This prospectus relates to the resale from time to time, by the selling shareholder identified in this prospectus under the caption “Selling Shareholder,” of up to 2,739,727 of our common shares, no par value, it may acquire upon the exercise of outstanding warrants, which we refer to as the “Warrants.” We issued the Warrants to the selling shareholder in a private placement concurrent with a registered direct offering of 1,540,000 of our common shares and pre-funded warrants to purchase up to an aggregate of 1,199,727 common shares, which was completed on March 24, 2022.

The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in their common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the common shares by the selling shareholder. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 7 and “Plan of Distribution” beginning on page 13 of this prospectus for more information.

Our common shares are listed on the Nasdaq Capital Market under the symbol “EDSA.” On April 6, 2022, the last reported sale price of our common shares as reported on the Nasdaq Capital Market was $2.80 per share.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the Securities and Exchange Commission on December 28, 2021 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2021 filed with the Securities and Exchange Commission on February 14, 2022 and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is      , 2022

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

This prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains and incorporates by reference certain market data and industry statistics and forecasts that are based on studies sponsored by us, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5 and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

All references to the terms “Edesa Biotech,” the “Company,” “we,” “us” or “our” in this prospectus refer to Edesa Biotech, Inc., a British Columbia corporation, and its consolidated subsidiaries, unless the context requires otherwise.

This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein, including logos, artwork, and other visual displays, may appear without the ® or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

Overview

We are a biopharmaceutical company focused on acquiring, developing and commercializing clinical-stage drugs for inflammatory and immune-related diseases with clear unmet medical needs. Our two lead product candidates, EB05 and EB01, are in later stage clinical studies.

EB05 is a monoclonal antibody therapy that we are developing as a treatment for Acute Respiratory Distress Syndrome (ARDS) in COVID-19 patients. ARDS is a life-threatening form of respiratory failure, and the leading cause of death among COVID-19 patients. ARDS can be also caused by bacterial pneumonia, sepsis, chest injury and other causes. Specifically, EB05 inhibits toll-like receptor 4 (TLR4), a key immune signaling protein and an important mediator of inflammation that has been shown to be activated by SARS-COV2 as well as other respiratory infections such as influenza. In multiple third-party studies, high serum levels of alarmins (damage signaling molecules) that bind to and activate TLR4 are associated with poor outcomes and disease progression in COVID-19 patients. Since EB05 has demonstrated the ability to block signaling irrespective of the presence or concentration of the various molecules that frequently bind with TLR4, we believe that EB05 could ameliorate TLR4-mediated inflammation cascades in ARDS patients, thereby reducing lung injury, ventilation rates and mortality. In September 2021, an independent data and safety monitoring board preemptively unblinded the Phase 2 part of a Phase 2/3 study of EB05 in hospitalized COVID-19 patients and identified “a clinically important” mortality benefit. The monitoring board further recommended continuation of the study into a Phase 3 confirmatory trial. The Phase 2 part of the study was funded primarily by a $11 million (C$14 million) reimbursement grant that was awarded by the Canadian government's Strategic Innovation Fund (SIF) following a multi-disciplinary technical review of our drug technology and plans.

In addition to EB05, we are developing an sPLA2 inhibitor, designated as EB01, as a topical treatment for chronic allergic contact dermatitis (ACD), a common, potentially debilitating condition and occupational illness. EB01 employs a novel, non-steroidal mechanism of action and in two clinical studies has demonstrated statistically significant improvement of multiple symptoms in ACD patients. EB01 is currently being evaluated in a Phase 2b clinical study.

In addition to our current clinical programs, we intend to expand the utility of our technologies and clinical-stage assets across other indications.

Recent Developments

Registered Direct Offering and Private Placement

On March 21, 2022, we entered into a securities purchase agreement with the selling shareholder for the issuance and sale of 1,540,000 common shares and pre-funded warrants to purchase up to an aggregate of 1,199,727 common shares in a registered direct offering (the “RD Offering”) and warrants (the “Warrants”) to purchase 2,739,727 common shares in a concurrent private placement (the “2022 Private Placement”). The public offering price was $3.65 for each common share and related Warrant and $3.6499 for each pre-funded warrant and related Warrant. The Warrants have an exercise price of $3.52 per share, were immediately exercisable upon issuance and have a term of exercise of five and one-half years. The closing of the issuance and sale of these securities was consummated on March 24, 2022. The gross proceeds from the offering, prior to deducting offering expenses and placement agent fees and expenses payable by us, were approximately $10.0 million. This prospectus covers the resale or other disposition by the selling shareholder of the common shares issuable upon the exercise of the Warrants.

Corporate Information

We were incorporated in Canada in 2007 and operate through our wholly-owned subsidiaries, Edesa Biotech Research, Inc., an Ontario corporation incorporated in 2015, formerly known as Edesa Biotech Inc., which we acquired on June 7, 2019, and Edesa Biotech USA, Inc., a California, corporation founded in 1999, formerly known as Stellar Biotechnologies, Inc. prior to November 2020, which we acquired on April 9, 2010. Our common shares are traded on the Nasdaq Capital Market under the symbol “EDSA”. Our executive offices are located at 100 Spy Court, Markham, Ontario L3R 5H6 Canada and our telephone number at this location is (289) 800-9600. Our website address is www.edesabiotech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Our trademarks and trade names include, but may not be limited to, “Edesa Biotech,” and the Edesa logo.

The Offering

This prospectus relates to the resale or other disposition from time to time by the selling shareholder identified in this prospectus of up to 2,739,727 common shares issuable upon exercise of the Warrants. None of the shares registered hereby are being offered for sale by us.

Common shares offered by the selling shareholder	Up to 2,739,727 common shares issuable upon exercise of the Warrants.

Common shares outstanding after this offering	18,202,014 shares, assuming the exercise in full of the Warrants.

Use of proceeds	We will not receive any proceeds from the common shares offered by the selling shareholder under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Listing Information	Our common shares are listed on the Nasdaq Capital Market under the symbol “EDSA.”

Risk Factors	An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the Securities and Exchange Commission on December 28, 2021 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2021 filed with the Securities and Exchange Commission on February 14, 2022 and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

The number of common shares to be outstanding upon completion of this offering is based on 15,462,287 of our common shares outstanding as of April 7, 2022 and excludes, as of that date, the following:

●	2,261,334 of our common shares issuable upon exercise of outstanding options granted under our equity incentive plans at a weighted average exercise price of $4.70 per share;

●	364,617 of our common shares available for issuance or future grant pursuant to our equity incentive plan;

●	912,226 of our common shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.46 per share; and

●	1,199,727 of our common shares issuable upon exercise of outstanding pre-funded warrants at a weighted average exercise price of $0.0001 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the Securities and Exchange Commission on December 28, 2021 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2021 filed with the Securities and Exchange Commission on February 14, 2022 and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common shares could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” made pursuant to the safe-harbor provision of the U.S. Private Securities Litigation Reform Act of 1995, which reflect our current expectations regarding future events. All statements other than statements of historical facts included in or incorporated by reference into this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Our forward-looking statements generally include statements about our plans, objectives, strategies and prospects regarding, among other things, our businesses, results of operations, liquidity and financial condition. In some cases, we have identified these forward-looking statements with words like “believe,” “may,” “could,” “might,” “possible,” “potential,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “approximate,” “contemplate” or “continue,” or the negative of these words or other words and terms of similar meaning. Known and unknown risks and uncertainties could cause our actual results to differ materially from those in forward-looking statements. Such risks include, but are not limited to, the following:

●	our ability to obtain funding for our operations;

●	our estimates regarding our expenses, revenues, anticipated capital requirements and our needs for additional financing;

●	the timing of the commencement, progress and receipt of data from any of our preclinical and clinical trial

●	the expected results of any preclinical or clinical trial and the impact on the likelihood or timing of any regulatory approval;

●	the therapeutic benefits, effectiveness and safety of our product candidates

●	the timing or likelihood of regulatory filings and approvals;

●	changes in our strategy or development plans;

●	the volatility of our common share price;

●	the rate and degree of market acceptance and clinical utility of any future products;

●	the effect of competition;

●	our ability to protect our intellectual property as well as comply with the terms of license agreements with third parties;

●	our ability to identify, develop and commercialize additional products or product candidates;

●	reliance on key personnel; and

●	general changes in economic or business conditions, including those caused by COVID-19 and its variants.

More detailed information about these and other factors is included under “Risk Factors” in this and in other documents incorporated herein by reference. Many of these factors are beyond our control. Future events may vary substantially from what we currently foresee. You should not place undue reliance on such forward-looking statements. This offering is not available to residents of Canada or persons or entities in Canada. We are under no obligation to update or alter such forward-looking statements whether as a result of new information, future results, events, developments or otherwise, unless required to do so by a governmental authority or applicable law. We advise you, however, to review any further disclosures we make on related subjects in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares offered by the selling shareholder under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of approximately $9.6 million. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

SELLING SHAREHOLDER

This prospectus covers the resale or other disposition by the selling shareholder identified in the table below of up to an aggregate of 2,739,727 of our common shares issuable upon the exercise of our outstanding Warrants.

The selling shareholder acquired its securities in the transactions described above under the heading “Prospectus Summary – Recent Developments – Registered Direct Offering and Private Placement.”

The Warrants held by the selling shareholder contain limitations which prevent the holder from exercising such Warrants if such exercise would cause the selling shareholder, together with certain related parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such exercise, excluding for purposes of such determination, common shares issuable upon exercise of the Warrants which have not been exercised.

The table below sets forth, as of April 4, 2022, the following information regarding the selling shareholder:

●	the name of the selling shareholder;

●	the number of common shares owned by the selling shareholder prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants and the Pre-funded Warrants (as defined below);

●	the number of common shares to be offered by the selling shareholder in this offering;

●	the number of common shares to be owned by the selling shareholder assuming the sale of all of the common shares covered by this prospectus; and

●	the percentage of our issued and outstanding common shares to be owned by the selling shareholder assuming the sale of all of the common shares covered by this prospectus based on the number of common shares issued and outstanding as of April 4, 2022.

Except as described above, the number of common shares beneficially owned by the selling shareholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, common shares that the selling shareholder has the right to acquire within 60 days of April 4, 2022.

All information with respect to the common share ownership of the selling shareholder has been furnished by or on behalf of the selling shareholder. We believe, based on information supplied by the selling shareholder, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholder has sole voting and dispositive power with respect to the common shares reported as beneficially owned by it. Because the selling shareholder identified in the table may sell some or all of the common shares beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common shares, no estimate can be given as to the number of common shares available for resale hereby that will be held by the selling shareholder upon termination of this offering. In addition, the selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholder will sell all of the common shares owned beneficially by it that are covered by this prospectus, but will not sell any other common shares that they presently own. The selling shareholder has not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our common shares or other securities.

Name of Selling Shareholder	Shares Owned prior to Offering	Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Armistice Capital Master Fund Ltd. (2)	5,378,004	2,739,727	2,638,277	9.99%

(1)	Percentage is based on 15,462,287 common shares outstanding as of April 4, 2022, assuming the resale of all of the common shares covered by this prospectus and giving effect to the 9.99% beneficial ownership blockers in the Pre-Funded Warrants (as defined below).

(2)	Consists of (i) 1,438,550 common shares, (ii) pre-funded warrants to purchase up to 1,199,727 common shares (the “Pre-Funded Warrants”), and (iii) Warrants to purchase up to 2,739,727 common shares (the “Warrants”). The exercise of the Warrants and the Pre-Funded Warrants held by Armistice Capital Master Fund Ltd. (the “Master Fund”) are subject to a 4.99% beneficial ownership limitation and a 9.99% beneficial ownership limitation, respectively, which prohibit the Master Fund from exercising any portion of those warrants to the extent that, following such exercise, the Master Fund would own a number of our common shares exceeding the applicable beneficial ownership limitation. The number of shares listed in the second and fourth columns are based on the number of common shares, Warrants and Pre-Funded Warrants held by the Master Fund, assuming exercise in full of the Warrants and Pre-Funded Warrants without regard to any limitations on exercise, but the percentage set forth in the fifth column is limited by the 9.99% beneficial ownership blockers in the Pre-Funded Warrants. The securities are directly held by the Master Fund, a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

DESCRIPTION OF SECURITIES

Description of Capital Shares

We are authorized to issue an unlimited number of common shares, no par value, and preferred shares, no par value. As of April 7, 2022, there were 15,462,287 common shares outstanding and no preferred shares outstanding.

Common Shares

The holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred shares, the holders of common shares are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred shares. Holders of common shares have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common shares. Common shares outstanding, and to be issued, are, and will be, fully paid and non-assessable. Additional shares of authorized common shares may be issued, as authorized by our board of directors from time to time, without shareholder approval, except as may be required by applicable stock exchange requirements.

Certain Provisions of Our Charter Documents and British Columbia Law

Anti-takeover Provisions of our Articles

In addition to the board of directors’ ability to issue preferred shares, our Articles, as amended, contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our board of directors. These provisions include a supermajority vote requirement for business combinations.

Advance Notice Procedures for Shareholder Proposals

Effective October 31, 2013, our board of directors adopted an advance notice policy (the “Advance Notice Policy”) with immediate effect for the purpose of providing our shareholders, directors and management with a clear framework for nominating our directors in connection with any annual or special meeting of shareholders. The Advance Notice Policy was approved by the shareholders at our annual meeting on February 13, 2014.

Purpose of the Advance Notice Policy. Our directors are committed to: (i) facilitating an orderly and efficient annual general or, where the need arises, special meeting, process; (ii) ensuring that all shareholders receive adequate notice of the director nominations and sufficient information with respect to all nominees; and (iii) allowing shareholders to register an informed vote having been afforded reasonable time for appropriate deliberation. The purpose of the Advance Notice Policy is to provide our shareholders, directors and management with a clear framework for nominating directors. The Advance Notice Policy fixes a deadline by which holders of record of our common shares must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form in order for any director nominee to be eligible for election at any annual or special meeting of shareholders.

Terms of the Advance Notice Policy. The Advance Notice Policy provides that advance notice to the Company must be made in circumstances where nominations of persons for election to our board of directors are made by shareholders of the Company other than pursuant to: (i) a “proposal” made in accordance with Division 7 of Part 5 of the British Columbia Business Corporations Act, or “the Act”; or (ii) a requisition of the shareholders made in accordance with section 167 of the Act. Among other things, the Advance Notice Policy fixes a deadline by which holders of record of our common shares must submit director nominations to the secretary of the Company prior to any annual or special meeting of shareholders and sets forth the specific information that a shareholder must include in the written notice to the secretary of the Company for an effective nomination to occur. No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of the Advance Notice Policy.

In the case of an annual meeting of shareholders, notice to the Company must be made not less than 30 nor more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of shareholders (which is not also an annual meeting), notice to the Company must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Our board of directors may, in its sole discretion, waive any requirement of the Advance Notice Policy.

Provisions of British Columbia Law Governing Business Combinations

All provinces of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally (“NI 62-104”). The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids” (the “National Policy”) which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.

In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.

Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.

Warrants

The Warrants were issued in the 2022 Private Placement on March 24, 2022 in connection with a registered direct offering of our common shares and pre-funded warrants to purchase common shares. As of April 7, 2022, the Warrants were exercisable for an aggregate of 2,739,727 common shares.

Exercisability.   The Warrants were exercisable immediately upon issuance and expire on September 24, 2027. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the common shares underlying the Warrants, then the Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% upon the request of the investor) of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Warrants have an exercise price of $3.52 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established public trading market for the Warrants. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants is limited.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common shares, then upon any subsequent exercise of a  Warrant, the holder will have the right to receive as alternative consideration, for each common share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of common shares for which the Warrant is exercisable immediately prior to such event.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Warrant.

Registration Rights. We have filed this registration statement with the SEC that includes this prospectus to register for resale under the Securities Act of 1933, the common shares issuable upon exercise of the Warrants to satisfy our obligations in connection with the 2022 Private Placement. We will use commercially reasonable efforts to keep registration statement effective at all times until the selling shareholder no longer owns any Warrants or shares issuable upon exercise thereof.

PLAN OF DISTRIBUTION

The selling shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling the common shares, or interests in the common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in the common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling shareholder may sell all or a portion of the common shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part was declared effective by the SEC;

●	broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The aggregate proceeds to the selling shareholder from the sale of the common shares offered by it will be the purchase price of the common shares less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling shareholder.

The selling shareholder may also sell common shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholder may transfer the common shares by other means not described in this prospectus. If the selling shareholder effects such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved but, except as set forth in a supplement to this prospectus to the extent required, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110).

In connection with sales of the common shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholder may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge common shares to broker-dealers that in turn may sell such shares. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder may pledge or grant a security interest in some or all of the common shares owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer and donate the common shares in other circumstances as permitted by applicable law, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholder and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are deemed to be “underwriters” under the Securities Act (if any) will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the common shares. Upon us being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the distribution of common shares, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of common shares being distributed and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholder may sell all, some or none of the common shares registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the common shares registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for us by Fasken Martineau DuMoulin, LLP.

EXPERTS

The consolidated financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the financial year ended September 30, 2021, have been so incorporated in reliance on the report of MNP LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the SEC on December 28, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2021 filed with the SEC on February 14, 2022;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2022;

●	our Current Reports on Form 8-K filed with the SEC on November 22, 2021, March 2, 2022, March 4, 2022, March 4, 2022, March 23, 2022 and March 29, 2022 (other than any portions thereof deemed furnished and not filed); and

●	the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on November 3, 2015, including any amendment or report filed for the purpose of updating such description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Edesa Biotech, Inc.
Attention: Investor Relations
100 Spy Court
Markham

Ontario L3R 5H6 Canada
Tel. (289) 800-9600

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common shares offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common shares, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://www.edesabiotech.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

2,739,727 Common Shares

PRELIMINARY PROSPECTUS

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than placement agent fees, paid or payable by Edesa Biotech, Inc., or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee	$719
Legal fees and expenses	33,000
Accounting fees and expenses	17,000
Printing and engraving expenses	3,000
Transfer agent and registrar fees and expenses	1,000
Miscellaneous fees and expenses	1,281
Total	$56,000

Item 14.	Indemnification of Directors and Officers

Subject to the British Columbia Business Corporations Act, or “the Act”, our directors, former directors and alternate directors and their heirs and legal personal representatives are indemnified against any judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a stipulated legal or investigative proceeding, as set forth in our Articles. In addition, our Articles provide that we may, subject to any restrictions in the Act, indemnify any person.

Under the Act, we may indemnify (a) a current or former director or officer of the Company; (b) a current or former director or officer of another corporation at a time when that corporation is or was an affiliate of the Company; (c) a current or former director or officer of another corporation who holds or held such position at the request of the Company; or (d) an individual who at the request of the Company, is or was, or holds or held a position equivalent to that of, a director, or officer of a partnership, trust, joint venture or other unincorporated entity (collectively, an “Eligible Party”). In certain circumstances an Eligible Party will include the heirs and personal or other legal representatives of an Eligible Party. We may indemnify an Eligible Party against any Eligible Penalty (defined below) to which the Eligible Party is or may be liable. After the final disposition of an Eligible Proceeding (defined below), we may pay all Expenses (defined below) actually and reasonably incurred by the Eligible Party in connection with such Proceeding (defined below) and must pay all such Expenses actually and reasonably incurred by the Eligible Party in connection with such Proceeding if the Eligible Party has not been reimbursed for those Expenses and is wholly successful on the merits or otherwise in the outcome of the Proceeding, or is substantially successful on the merits in the outcome of the Proceeding. Among other circumstances, we shall not indemnify or cover the Expenses of an Eligible Party if the Eligible Party did not act honestly and in good faith with a view to the best interests of the Company or if the Eligible Party (other than in connection with a civil Proceeding) did not have reasonable grounds for believing that the Eligible Party’s conduct in respect of which the Proceeding was brought was lawful. Further, we cannot indemnify or cover the Expenses of an Eligible Party in respect of any Proceeding brought by or on behalf of the Company against an Eligible Party. The Supreme Court of British Columbia may, among other things, on the applications of a corporation or an Eligible Party, order indemnification by the Company of any liability or expense incurred by an Eligible Party.

”Eligible Penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding.

“Eligible Proceeding” means any legal proceeding or investigative action, whether current, threatened, pending or completed (each, a “Proceeding”), in which an Eligible Party, or any of the Eligible Party’s heirs and personal or other legal representatives (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or Expenses related to, such Proceeding, in each case by reason of the Eligible Party’s being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company, or is or was a director or officer of any corporation at a time when the corporation is or was an affiliate of the Company, or another entity at the Company’s request.

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“Expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a Proceeding.

We have also entered into separate indemnification agreements with each of our directors and executive officers, which are intended to indemnify our directors and executive officers to the fullest extent permitted under the laws of the Province of British Columbia, subject to certain exceptions. Our obligations under such separate indemnification agreements are in addition to our indemnification obligations under the Act and our charter documents.

We maintain a directors’ and officers’ liability insurance policy, which insures directors and officers of the Company and its subsidiaries for losses as a result of claims based upon the directors’ and officers’ acts or omissions, including liabilities arising under the Securities Act. The policy also reimburses us for payments made pursuant to the indemnity provisions under the Act and our charter documents.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Company made sales of the following unregistered securities:

Business Combination Transaction

On June 7, 2019, we completed a business combination with Edesa Biotech Research, Inc., formerly known as Edesa Biotech Inc. (“Edesa Biotech Research”), in accordance with the terms of the Share Exchange Agreement, dated March 7, 2019, by and among us, Edesa Biotech Research and the shareholders of Edesa Biotech Research. At the closing of the transaction, we acquired the entire issued share capital of Edesa Biotech Research, with Edesa Biotech Research becoming a wholly-owned subsidiary of ours.

At the closing of the transaction, Edesa Biotech Research shareholders received 6,249,780 of our common shares in exchange for the capital shares of Edesa Biotech Research and the holders of unexercised Edesa Biotech Research share options immediately prior to the closing of the transaction were issued substitute share options (“Substitute Options”) to purchase an aggregate of 297,422 of our common shares. On July 26, 2019, pursuant to the post-closing adjustment contemplated by the Share Exchange Agreement, we issued an additional 366,234 of our common shares to the Edesa Biotech Research shareholders and the holders of unexercised Edesa Biotech Research stock options immediately prior to the closing of the transaction were issued 17,701 additional Substitute Options to purchase our common shares.

Our common shares issued in the exchange transaction were issued in a transaction exempt from registration under Regulation S promulgated under the Securities Act, because the offer and sale of such securities was made to non-U.S. persons (as that term is defined in Regulation S under the Securities Act) in an offshore transaction.

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January 2020 Private Placement

On January 6, 2020, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain United States resident investors and Subscription Agreements (the “Subscription Agreements”) with certain non-U.S. investors providing for the issuance and sale by us of an aggregate of 1,354,691 of our common shares, in a registered direct offering (the “Offering”). In a concurrent private placement (the “Private Placement”), we agreed to sell to such investors (i) Class A Purchase Warrants to purchase an aggregate of up to 1,016,036 common shares, or 0.75 of a common share for each common share purchased in the Offering (the “Class A Purchase Warrants”), and (ii) Class B Purchase Warrants to purchase an aggregate of up to 677,358 common shares, or 0.50 of a common share for each common share purchased in the offering (the “Class B Purchase Warrants,” and together with the Class A Purchase Warrants, the “Purchase Warrants”). The price per common share and associated Purchase Warrants was (i) $3.20 for investors other than investors that are officers, directors, employees or consultants of the company and (ii) $4.11 for each investor that is an officer, director, employee or consultant of the company. The closing of the Offering and concurrent Private Placement occurred on January 8, 2020. The Class A Purchase Warrants were exercisable at any time on or after July 8, 2020, the six (6) month anniversary of the closing date of the Private Placement (the “Class A Purchase Warrant Initial Exercise Date”), at an exercise price of $4.80 per share and will expire on the third anniversary of the Class A Purchase Warrant Initial Exercise Date. The Class B Purchase Warrants were exercisable at any time on or after July 8, 2020, the six (6) month anniversary of the closing date of the Private Placement (the “Class B Purchase Warrant Initial Exercise Date”), at an exercise price of $4.00 per share and will expire on the four month anniversary of the Class B Purchase Warrant Initial Exercise Date. The exercise price and number of common shares issuable upon the exercise of the Purchase Warrants will be subject to adjustment in the event of any share dividends and splits, reverse share split, recapitalization, reorganization or similar transaction. Subject to limited exceptions, a holder of Purchase Warrants will not have the right to exercise any portion of its Purchase Warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of common shares outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the holder may increase the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

We received gross proceeds of approximately $4.36 million from the sale of these securities, before deducting placement agent fees and offering expenses, and excluding the exercise of any warrants.

Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”), acted as placement agent in the United States in connection with the Offering and Private Placement pursuant to a Financial Advisory Agreement between us and Brookline dated November 5, 2019, as amended. Upon the closing of the Offering and Private Placement, Brookline received a placement agent fee equal to 6.5% of the gross proceeds from sales arranged by Brookline (or 3.5% in the case of sales to investors introduced by the company, or Company Investors). Brookline did not receive any cash placement fee with respect to non-U.S. investors.  As additional compensation, the company issued to Brookline a warrant to purchase 12,364 common shares, which is equal to 1.25% of the number of common shares sold in the Offering and concurrent Private Placement to investors introduced by Brookline (the “Brookline Warrant”). The Brookline Warrant has a term of five years and is exercisable at a price of $3.20 per share. Brookline did not receive any warrant compensation for securities issued to non-U.S investors. The company also reimbursed Brookline $55,000 for certain expenses incurred by Brookline.

The Purchase Warrants, Warrant Shares, Brookline Warrant and the common shares issuable upon exercise of the Brookline Warrant were offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

NovImmune SA License Agreement

On April 17, 2020, we, through our wholly-owned subsidiary Edesa Biotech Research, entered into an exclusive license agreement with NovImmune SA, which operates under the brand Light Chain Bioscience (“Light Chain”). Pursuant to the license agreement, we obtained exclusive rights throughout the world to certain know-how, patents and data relating to the monoclonal antibodies targeting TLR4 and CXCL10 (the “Constructs”).  In connection with the license agreement, we issued to Light Chain $2.5 million of our Series A-1 Convertible Preferred Shares (the “Series A-1 Shares”) pursuant to the terms of a securities purchase agreement. Series A-1 Shares issued to Light Chain were issued in a transaction exempt from registration under Regulation S promulgated under the Securities Act because the offer and sale of such securities was made to a non-U.S. person (as that term is defined in Regulation S under the Securities Act) in an offshore transaction.

March 2022 Private Placement

In connection with a registered direct offering of our common shares and pre-funded warrants to purchase common shares, on March 21, 222, we entered into a securities purchase agreement with an institutional investor (the “Purchaser”), pursuant to which, among other things, we sold to the Purchaser warrants (the “Warrants”) to purchase up to 2,739,727 common shares in a private placement. No separate consideration was paid for the issuance of the Warrants. The Warrants and the common shares issuable upon exercise of the Warrants were offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

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Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the registrant relating to the offering filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	any other communication that is an offer in the offering made by the registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Markham, Ontario on April 11, 2022.

EDESA BIOTECH, INC.

By:	/s/ Pardeep Nijhawan
Pardeep Nijhawan
Director, Chief Executive Officer and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Pardeep Nijhawan and Kathi Niffenegger and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Pardeep Nijhawan	Director, Chief Executive Officer, and Corporate	April 11, 2022
Pardeep Nijhawan	Secretary (Principal Executive Officer)

/s/ Kathi Niffenegger	Chief Financial Officer	April 11, 2022
Kathi Niffenegger	(Principal Financial and Accounting Officer)

/s/Jennifer Chao	Director	April 11, 2022
Jennifer Chao

/s/ Lorin Johnson	Director	April 11, 2022
Lorin Johnson

/s/ Sean MacDonald	Chairman of the Board of Directors	April 11, 2022
Sean MacDonald

/s/ Frank Oakes	Director	April 11, 2022
Frank Oakes

/s/ Paul Pay	Director	April 11, 2022
Paul Pay

/s/ Carlo Sistilli	Director	April 11, 2022
Carlo Sistilli

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EXHIBIT INDEX

Exhibit No.	Description
2.1*	Share Exchange Agreement, dated as of March 7, 2019, by and between Stellar Biotechnologies Inc., Edesa Biotech Inc. and the Edesa Shareholders (included as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on March 8, 2019, and incorporated herein by reference).

3.1	Certificate of Incorporation of the Company, dated June 12, 2007 (included as Exhibit 1(a) to the Company's Registration Statement on Form 20-F filed on February 3, 2012, and incorporated herein by reference).

3.2	Certificate of Amendment of the Company, dated April 15, 2008 (included as Exhibit 1(b) to the Company's Registration Statement on Form 20-F filed on February 3, 2012, and incorporated herein by reference).

3.3	Certificate of Continuation of the Company, dated November 25, 2009 (included as Exhibit 1(c) to the Company's Registration Statement on Form 20-F filed on February 3, 2012, and incorporated herein by reference).

3.4	Certificate of Change of Name of the Company, dated April 7, 2010 (included as Exhibit 1(f) to the Company’s Registration Statement on Form 20-F filed on February 3, 2012, and incorporated herein by reference).

3.5	Certificate of Change of Name of the Company, dated June 7, 2019 (included as Exhibit 3.6 to the Company's Annual Report on Form 10-K filed on December 12, 2019, and incorporated herein by reference).

3.6	Amended and Restated Articles of Edesa Biotech, Inc. (included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 23, 2020, and incorporated herein by reference).

3.7 **	Notice of Articles of Edesa Biotech, Inc.

4.1	Specimen of common share certificate (included as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 filed on August 30, 2019 and incorporated herein by reference)

4.2	Form of Class A Purchase Warrant issued to investors (included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 6, 2020 and incorporated herein by reference)

4.3	Form of Class B Purchase Warrant issued to investors (included as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 6, 2020 and incorporated herein by reference)

4.4	Form of Warrant issued to Brookline Capital Markets, a division of Arcadia Securities, LLC (included as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on January 6, 2020 and incorporated herein by reference)

4.5	Form of Warrant (included as Exhibit 4.2 to the Company's Registration Statement on Form S-1 filed on May 8, 2018, and incorporated herein by reference)

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4.6	Form of Underwriter Warrant (included as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed on February 26, 2021 and incorporated herein by reference).

4.7	Form of Pre-Funded Warrant (included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 23, 2022 and incorporated herein by reference).

4.8	Form of Private Placement Warrant (included as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 23, 2022 and incorporated herein by reference).

4.9	Form of Placement Agent Warrant (included as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 23, 2022 and incorporated herein by reference).

5.1**	Opinion of Fasken Martineau DuMoulin, LLP

10.1	Advance Notice Policy, adopted October 31, 2013 (included as Exhibit 10.14 to the Company's Annual Report on Form 10-K filed on November 14, 2014, and incorporated herein by reference).

10.2@	Employment Agreement by and between the Company and Kathi Niffenegger, dated June 7, 2019 (included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on June 10, 2019, and incorporated herein by reference).

10.3@	Employment Agreement by and between the Company and Pardeep Nijhawan, dated June 14, 2019 (included as Exhibit 10.2 to the Company's Current Report on Form 8-K/A filed on June 20, 2019, and incorporated herein by reference).

10.4@	Employment Agreement by and between the Company and Michael Brooks, dated June 14, 2019 (included as Exhibit 10.3 to the Company's Current Report on Form 8-K/A filed on June 20, 2019, and incorporated herein by reference).

10.5@	Form of Indemnification Agreement, by and between the Company and each of its directors and executive officers (included as Exhibit 10.4 to the Company's Current Report on Form 8-K/A filed on June 20, 2019, and incorporated herein by reference).

10.6@	Fixed Share Option Plan dated December 18, 2013 (included as Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed on November 14, 2014, and incorporated herein by reference).

10.7@	2017 Incentive Compensation Plan (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 29, 2017, and incorporated herein by reference).

10.8@	2019 Equity Incentive Compensation Plan (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 25, 2019, and incorporated herein by reference).

10.9	Lease, dated as of January 1, 2017, by and between the Registrant and 1968160 Ontario Inc. (included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on August 30, 2019, and incorporated herein by reference).

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10.10+	Exclusive License Agreement, dated as of June 29, 2016, by and between the Registrant and Yissum Research Development Company (included as Exhibit 10.2 to the Company's Current Report on Form 8-K filed on August 30, 2019, and incorporated herein by reference).

10.11	First Amendment to Exclusive License Agreement, dated April 3, 2017, by and between the Registrant and Yissum Research Development Company (included as Exhibit 10.3 to the Company's Current Report on Form 8-K filed on August 30, 2019, and incorporated herein by reference).

10.12	Second Amendment to Exclusive License Agreement, dated May 7, 2017, by and between the Registrant and Yissum Research Development Company (included as Exhibit 10.4 to the Company's Current Report on Form 8-K filed on August 30, 2019, and incorporated herein by reference).

10.13+	License and Development Agreement, dated as of August 27, 2017, by and between the Registrant and Pendopharm, a division of Pharmascience Inc. (included as Exhibit 10.6 to the Company's Current Report on Form 8-K filed on August 30, 2019, and incorporated herein by reference).

10.14	Form of Securities Purchase Agreement between Edesa Biotech, Inc. and certain investors (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 6, 2020 and incorporated herein by reference)

10.15	Form of Subscription Agreement between Edesa Biotech, Inc. and certain investors (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 6, 2020 and incorporated herein by reference)

10.16+	License Agreement by and between Edesa Biotech Research, Inc. and NovImmune SA dated April 17, 2020 (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 23, 2020, and incorporated herein by reference).

10.17+	Purchase Agreement by and between Edesa Biotech Research, Inc. and NovImmune SA dated April 17, 2020 (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 23, 2020, and incorporated herein by reference).

10.18+	Securities Purchase Agreement by and between Edesa Biotech, Inc. and NovImmune SA dated April 17, 2020 (included as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 23, 2020, and incorporated herein by reference).

10.19@	Employment Agreement by and between the Company and Kathi Niffenegger, dated December 1, 2020 (included as Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed on December 7, 2020, and incorporated herein by reference).

10.20+	Strategic Innovation Fund Agreement among Edesa Biotech Research, Inc., Edesa Biotech, Inc., and her Majesty the Queen in right of Canada as represented by the Minister of Industry, dated February 2, 2021 (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 3, 2021, and incorporated herein by reference).

10.21+	Exclusive License Agreement, dated as of March 16, 2021, by and between the Edesa Biotech Research, Inc. and Dr. Saul Yedgar (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 22, 2021, and incorporated herein by reference).

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10.22@	Amendment No. 1 to Edesa Biotech, Inc. 2019 Equity Incentive Compensation Plan (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 23, 2021, and incorporated herein by reference).

10.23@	Amendment to Employment Agreement, entered into on March 19, 2021, by and between Par Nijhawan and Edesa Biotech, Inc. (included as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 14, 2021, and incorporated herein by reference).

10.24@	Amendment to Employment Agreement, entered into on March 19, 2021, by and between Kathi Niffenegger and Edesa Biotech USA, Inc. (included as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on May 14, 2021, and incorporated herein by reference).

10.25@	Amendment to Employment Agreement, entered into on March 19, 2021, by and between Michael Brooks and Edesa Biotech, Inc. (included as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on May 14, 2021, and incorporated herein by reference).

10.26	Form of Securities Purchase Agreement, dated March 21, 2022, by and between the Company and the Purchaser (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 23, 2022 and incorporated herein by reference).

21	Subsidiaries of Edesa Biotech, Inc. (included as Exhibit 21 to the Company’s Annual Report on Form 10-K filed on December 7, 2020, and incorporated herein by reference).

23.1**	Consent of MNP LLP.

23.2**	Consent of Fasken Martineau DuMoulin, LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page).

107**	Filing Fee Table

* All schedules and exhibits to the Share Exchange Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

** Filed herewith.

@ Management contract or compensatory plan or arrangement.

+ Portions of this exhibit have been omitted pursuant to Rule 601(b)(10)(iv) of Regulation S-K.

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